EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent engineering consultants, Russell K. Hall and Associates, Inc. hereby consents to the use of the name Russell K. Hall and Associates, Inc. and references to Russell K. Hall and Associates, Inc. and to the inclusion of and references to our report, or information contained therein, entitled “Evaluation of Oil and Gas Reserves of Mexco Energy Corporation Effective March 31, 2020” prepared for Mexco Energy Corporation in the Annual Report on Form 10-K of Mexco Energy Corporation for the filing dated on or about June 26, 2020.

/s/ Russell K. Hall and Associates, Inc.
PETROLEUM AND ENVIRONMENTAL ENGINEERING CONSULTANTS

Midland, Texas
June 26, 2020